Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT ("Agreement") made as of the first day of March, 2008 ("Employment Commencement Date"), is entered into between Ronald R. Barnett (the "Employee") and CyberMedx Medical Systems, Inc. (the "Company"), a Georgia Company that is a wholly-owned subsidiary of WiFiMed Holdings Company, Inc., a Nevada corporation (the "Parent Company").  Collectively the Company and the Parent Company shall be referred to as the "Companies."

WHEREAS, the Board of Directors of the Company (the "Board") believes it to be to the  Company's  advantage to ensure that the Employee render services to the  Company as hereinafter provided;

WHEREAS, Employee is a 50% unit holder of Cybermedx Medical Systems, LLC ("CMS, LLC") and, contemporaneously with this Agreement, is consummating the sale of substantially all of the assets of CMS, LLC and accepting certain consideration therefore, as more particularly described in the Asset Purchase Agreement executed by the parties to this Agreement and other parties; and

WHEREAS, the Employee's officer position requires that he be trusted with extensive confidential information and trade secrets of the Companies and that he develop a thorough and comprehensive knowledge of all details of the Companies' business to improve and extend the business;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1.      Position and Responsibilities.  Employee shall serve as the President and Acting Treasurer of the Company.  Employee shall exercise such powers and comply with and perform such directions and duties regarding the business and affairs of the Company as may from time to time be vested in or given to him by the Board and shall use all diligent efforts to improve and extend the business of the Companies.  The Employee shall at all times report to, and his activities shall at all times be subject to the direction and control of, the CEO of the Company.  The Employee's duties will include: managing the strategic direction of the Company's business, marketing, sales and business development. The Employee agrees to devote substantially all of his available business time, attention and services to the discharge of such duties for the best interest of the Company.  The Employee will also have primary responsibility in the areas of sales and marketing, finance and administration, human resources, and development and execution of the Company's overall business plan.  The Employee shall perform such duties and services, consistent with his positions under this Agreement.

2.      Compensation: Salary, Bonuses and Other Benefits.  During the term of this Agreement, the Company shall pay the Employee the following compensation, including the following annual salary, bonuses and other fringe benefits.  To the extent that a bonus or other element of compensation is payable after the term of this Agreement, such bonus or other element of compensation shall be paid to Employee even if Employee is no longer in the employ of either of the Companies, provided that Employee's employment has not terminated pursuant to any provision of Section 5 below.  If Employee's employment is terminated by either party pursuant to Section 5, then the provisions of that section shall apply with respect to any bonus or other element of compensation that would or might have been payable but for such termination.

a)      Sign On Bonus.  In consideration of Employee's agreement to begin employment with the Company and his anticipated services to the Company, the Company will pay to the Employee an initial bonus of $32,000, to be paid in equal semi-monthly installments over the course of the first year of employment.

b)      Salary.  In consideration of the services to be rendered by the Employee under this Agreement, the Company will pay to the Employee an annual base salary of $120,000.00 during the first year of employment; an annual base salary of $140,000 for the second year of employment; and an annual base salary determined in accordance with the following scale for the third year of employment.

Gross Revenues of the Company 2009	Salary of Employee
up to $ 1 million	$90,000
$1,000,000 - $1,999,999.99	$120,000
$2,000,000 - $3,999,999.99	$140,000
$4,000,000 - $5,999,999.99	$160,000
$6,000,000 - $7,999,999.99	$200,000
$8,000,000 - $11,999,999.99	$250,000
$12,000,000 - $15,999,999.99	$300,000
$16,000,000 - $19,999,999.99	$350,000
$20 million and more	at least $350,000 (remainder to be negotiated)

Such annual salary shall be payable in conformity with the Company's customary practices for executive compensation as such practices shall be established or modified from time to time.  Salary payments shall be subject to all applicable federal and state withholding, payroll and other taxes, in conformity with the Company's prevailing practices.  To the extent that salary is paid to Employee early in the third year of employment but prior to the Parent Company's filing of its 10-K with the SEC showing the financial performance of the Parent Company, the employee shall be paid salary at the rate established for the second year of employment.  Accordingly, Employee may be overpaid or underpaid for one or more paychecks issued during the period between the second anniversary of the Employment Commencement Date and the filing of the 10-K.  If Employee has been overpaid during such period, then Employee shall repay such overpayments through payroll deductions (calculated to be as nearly equal as practicable) from the six regular paychecks issued after the filing of the 10-K so that the third-year salary shall be retroactively adjusted in accordance with the table above.  If Employee has been underpaid during such period, then the Company shall pay additional compensation in the six paychecks after such filing (calculated to be as nearly equal as practicable) so that the third-year salary shall be retroactively adjusted in accordance with the table above.

c)      Stock Options. Upon signing this Agreement, Employee shall be granted a hiring bonus of 250,000 options to purchase shares of common stock in the Parent Company ("Shares") at $0.64 (sixty-four cents, which shall be the closing price of the stock on the day prior to the Employment Commencement Date) per share to be vested immediately upon execution of this Agreement. The terms of the stock option are set forth in Exhibit B.  In addition, upon execution of this Agreement, the Board of Directors shall grant Employee an incentive stock option to acquire up to 375,000 shares of the Parent Company's common stock pursuant to the terms and conditions of the Company's Stock Incentive Plan attached hereto as Exhibit C.  Such stock options (the "Non-Performance Options") will be awarded as of the Employment Commencement Date.  125,000 Non-Performance Options shall vest on the first anniversary of the Employment Commencement Date; another 125,000 Non-Performance Options shall vest on the second anniversary of the Employment Commencement Date; and another 125,000 Non-Performance Options shall vest on the day before the third anniversary of the Employment Commencement Date.   In addition, upon execution of this Agreement, the Board of Directors shall grant Employee an incentive stock option to acquire an additional up to 375,000 shares of the Parent Company's common stock pursuant to the terms and conditions of the Company's Stock Incentive Plan attached hereto as Exhibit B, but only under the following conditions (the "Performance Options"):

i)        125,000 Performance Options shall vest on July 31, 2009, but only if  the Company achieves gross revenues of at least $ 3,145,000 for 2Q2008-1Q2009;

ii)       125,000 Performance Options shall vest on July 30, 2010, but only if the Company achieves gross revenues of at least $ 7,565,000 for 2Q2009-1Q2010;

iii)     125,000 Performance Options shall vest on July 29, 2011, but only if the Company achieves gross revenues of at least $ 12,835,000 for 2Q2010-1Q2011.

d)      Bonus.  Employee shall be paid a first annual bonus of $48,000 (payable as $2,000 each pay period so long as the Company compensates its employees twice monthly) beginning with Employee's first regular paycheck), and a second annual bonus of $56,000 (payable as $2,333.33 each pay period so long as the Company compensates its employees twice monthly) beginning with Employee's 25th regular paycheck, and a third annual bonus, the amount of which shall be not more than 40% of Employee's salary during his third year of employment, with the amount to be determined in the sole discretion of the Board. The third annual bonus shall be paid on the next regular payday of the Company following Employee's third year of employment (regardless of whether Employee remains employed by the Company after the term of this Agreement).

e)      Product Development Bonus.  The Parties agree to negotiate in good faith the product development goals of the Company for the term of this employment agreement, which shall be described in the Company's business plan to be completed by the Parties on or before July 1, 2008.  The Parties shall also negotiate in good faith by July 1, 2008, the product development criteria which, if met during the relevant full four quarter period described below in Section 2 (f), will entitle Employee to an annual payment, on the schedule described in Section 2 (f), of a Product Development Bonus up to a maximum amount of $45,000 for each of the three full four quarter periods.

f)        Earn-Out Cash Bonus.

i)        Employee shall be paid an Earn-Out Cash Bonus (from which the employee's portion of employment taxes and other appropriate deductions shall be withheld) after the end of each of the three four-full-quarters shown in the table below (payable as part of the next regularly-scheduled paycheck following July 20 of the year at issue) equal to the following percentages of the following three components as evidenced by the Company's financial statements for such four full quarter period:

(1)   2 percent of gross revenues; plus

(2)   2 percent of earnings before interest and taxes (EBIT); plus

(3)   10 percent of gross revenues attributable to sales by the Company of EncounterPRO Electronic Health Record licenses.

ii)       However, no portion of an Earn-Out Cash Bonus component shall be earned in the relevant year unless the Company achieves 70% of the goal for such component for 2Q2008-1Q2009, 80% of the goal for such component for 2Q2009-1Q2010, and 90% of the goal for such component for 2Q2010-1Q2011.  The goals are as follows (in millions):

Goals	2Q2008-1Q2009	2Q2009-1Q2010	2Q2010-1Q2011
Gross Revenue	$3.7	$8.9	$15.1
EBIT	$2.2	$5.2	$8.8
Sales of EncounterPRO licenses	$0.5	$1.5	$3.0

iii)     Each Earn-Out Cash Bonus component shall be limited to the following maxima (in thousands):

Maxima	2Q2008-1Q2009	2Q2009-1Q2010	2Q2010-1Q2011
Gross Revenue	$67.5	$157.5	$270
EBIT	$45	$90	$135
Sales of EncounterPRO licenses	$45	$135	$270
Total Maxima	$157.5	$382.5	$675

g)      Stock Grant Subject to Forfeiture.

i)        Employee shall be granted three million, six hundred thousand (3,600,000) Shares as of the Employment Commencement Date (the "Performance Shares"), three certificates for which (representing 990,000; 1,170,000; and 1,440,000 Shares) shall be delivered within 5 business days after the Employment Commencement Date, bearing the legends described in section 2 (h) below (or substantially similar legends).

ii)       In accordance with the provisions below, Employee shall surrender to the Company on or about July 31, 2009; July 30, 2010; and July 29, 2011 the Performance Shares certificates representing 990,000; 1,170,000; and 1,440,000 Performance Shares, respectively.  In exchange for each certificate surrendered, Employee shall receive a certificate bearing the Securities Law Legend (as defined below), but without the Forfeiture Legend (as defined below), representing the Earned Performance Shares for the four full calendar quarters ending approximately four months prior to such July date (calculated in accordance with the following subsections 2 (g) (iii) through 2 (g) (vi)), and Employee shall forfeit those Performance Shares that are not Earned Performance Shares for each such period.

iii)     To determine the Earned Performance Shares for each of the three four-full-quarter periods, the parties shall calculate the product of the factors listed below for the following three components (Gross Revenue, EBIT and Sales of EncounterPRO licenses) and the value in dollars of each component for each year as evidenced by the Company's financial statements for such four-quarter period:

	2Q2008-1Q2009	2Q2009-1Q2010	Q2010-1Q2011
Gross Revenue	0.09459	0.03933	0.02318
EBIT	0.18182	0.07692	0.04545
Sales of EncounterPRO EHR licenses	0.2	0.2	0.2

iv)     Earned Performance Shares shall be limited to the following maxima (in thousands of shares):

Maxima	2Q2008-1Q2009	2Q2009-1Q2010	2Q2010-1Q2011
Gross Revenue	315	315	315
EBIT	360	360	360
Sales of EncounterPRO EHR licenses	90	270	540
Totals	765	945	1215
Grand Total			2925

v)      In addition, Employee shall forfeit up to 225,000 Performance Shares each year where the Company fails to achieve in whole or in part the Product Development Bonus criteria described in Section 2(e) above during a four-full-quarter period (2Q2008-1Q2009; 2Q2009-1Q2010; and 2Q2010-1Q2011, inclusive).  The proportion of Performance Shares that shall be deemed Earned Performance Shares shall be equal to the ratio of the dollar amount of the Product Development Bonus actually earned for the relevant full four quarter period divided by 45,000.

vi)     For example, if in the period 2Q2008-1Q2009 the Company's financial statements indicate gross revenues of $2.6 million, EBIT of $990,000 and gross revenues from the sale of EncounterPRO EHR licenses of $550,000, and Employee earned a Product Development Bonus pursuant to Section 2(e) of $30,000, then on or about July 31, 2009, Employee shall surrender his certificate representing 990,000 Performance Shares to Parent Company, and Parent Company shall issue an appropriate certificate to Employee evidencing Earned Performance Shares of 665,936 shares of common stock of Parent Company, calculated as {(2,600,000 x 0.09459) + (990,000 x 0.18182) + 90,000 + [(30,000/45,000) x 225,000]} = 245,934 + 180,002 + 90,000 + 150,000 = 665,936.  Employee shall be deemed to have forfeited 324,064 Performance Shares.

h)      Legends.

i)        The Performance Shares will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), together with exemptions under applicable state securities laws. Employee understands and agrees that there will be placed on the Performance Shares a legend stating in substance the following (along with other appropriate language under applicable U.S., state and foreign securities laws) (the "Securities Act Legend"):

"The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws and may not be offered, sold, transferred or otherwise disposed of, unless registered with the Securities and Exchange Commission of the United States and the securities regulatory authorities of applicable states or unless an exemption from registration is available."

ii)       Each certificate of Performance Shares issued contemporaneously with the Employment Commencement Date shall bear a legend with the following (or substantially similar) language (the "Forfeiture Legend"):

"The securities represented hereby are subject to forfeiture in accordance with the terms of the Employment Agreement between Ronald R. Barnett and Cybermedx Medical Systems, Inc. dated on or about February 29, 2008.  Please contact the general counsel of the issuer, WiFiMed Holdings Company, Inc., for a copy of the agreement"

i)        Adjustments and Restatements.  Where any element of compensation is premised upon financial performance of the Company, the Parties agree that any adjustments or restatements of relevant elements of such performance shall be cause for adjustments in the compensation of Employee, regardless of when such restatement or adjustment occurs, whether the adjustment yields a claim by the Employee for additional compensation or a claim by the Company for reimbursement of costs incurred in connection with an overpayment (of either cash or securities), or whether Employee is in the employ of the Company at the time of such restatement or adjustment.  Where repayment of cash is due from the Employee, such repayment shall begin within 45 days and shall consist of twelve monthly payments.  If Employee remains in the employ of the Company or the Parent Company (or a wholly-owned subsidiary thereof) at the time that an obligation to repay cash compensation arises, the employing company shall propose a schedule of reductions of the salary and/or other compensation that will satisfy Employee's repayment obligation in equal installments (except for the last such installment) calculated to permit the employing company to recover the gross pay that was mistakenly paid to Employee based on the unadjusted financial statement(s).

j)        Reimbursement of Expenses; Fringe Benefits.  The Employee will also be entitled to be promptly reimbursed for all of his business-related travel, lodging and entertainment expenses in accordance with the Company's prevailing policy for officers.  The Employee will be entitled to participate on the same basis with all other officers and employees of the Company in the Company's standard benefits package made generally available to all other officers and employees, including 401(k), group health, disability and life insurance programs, and other fringe benefits. The Company will ensure that Employee has Directors and Officers Liability Insurance in an amount that is sufficient and customary for enterprises like those of the Company.

k)      Vacation.  Employee shall be entitled to a paid vacation (taken consecutively or in segments) of four (4) weeks during each fiscal year, adjusted pro rata for any partial fiscal year during the term hereof, but with no carryover.  Such vacation may be taken at such times as is reasonably prudent and consistent with the proper and diligent performance by the Employee of his duties and responsibilities hereunder.

3.      Performance Review.  Commencing on the first anniversary of this Agreement, the CEO and the Employee shall in good faith review the performance by, and the compensation payable to, the Employee for the prior year and the proposed performance by, and compensation to, the Employee for the then forthcoming year.  In the absence of a signed amendment to this Agreement or a new employment agreement between the Employee and the Company or the Parent Company, the terms of employment shall not be modified as a consequence of such review or anything said during such review.

4.      Term and Disability.

a)      The term of this Agreement shall commence on the date first above written and shall terminate on the earlier to occur of (i) the third anniversary of the Employment Commencement Date, (ii) the death or Disability (as defined below) of the Employee, or (iii) the occurrence of any of the circumstances described in Section 5 hereof (the "Expiration Date").  After the third anniversary of the Employment Commencement Date, such employment may be extended for successive twelve-month periods upon approval by the CEO, subject to earlier termination as provided herein.  In the event of death or Disability, the Employee's estate shall receive payment of all unpaid or accrued salary, earned bonuses, and vesting of equity participation, pro-rated until the date of termination.

b)      "Disability" means a physical or mental impairment that substantially limits (as defined by 29 C.F.R. § 1630.2(j)) one or more of the major life activities of such individual for a period of at least twenty-six (26) weeks.

i)        The phrase physical or mental impairment means

(1)   Any physiological disorder or condition, cosmetic disfigurement, or anatomical loss affecting one or more of the following body systems: Neurological, musculoskeletal, special sense organs, respiratory (including speech organs), cardiovascular, reproductive, digestive, genitourinary, hemic and lymphatic, skin, and endocrine;

(2)   Any mental or psychological disorder such as mental retardation, organic brain syndrome, emotional or mental illness, and specific learning disabilities.

ii)       The phrase physical or mental impairment includes, but is not limited to, such contagious and noncontagious diseases and conditions as orthopedic, visual, speech and hearing impairments, cerebral palsy, epilepsy, muscular dystrophy, multiple sclerosis, cancer, heart disease, diabetes, mental retardation, emotional illness, specific learning disabilities, HIV disease (whether symptomatic or asymptomatic), tuberculosis, drug addiction, and alcoholism.

iii)     Neither the phrase "physical or mental impairment" nor the term "disability" shall include homosexuality, bisexuality, transvestism, transsexualism, pedophilia, exhibitionism, voyeurism, gender identity disorders not resulting from physical impairments, or other sexual behavior disorders; compulsive gambling, kleptomania, or pyromania; or psychoactive substance use disorders resulting from current illegal use of drugs.

iv)     The phrase "major life activities" means functions such as caring for one's self, performing manual tasks, walking, seeing, hearing, speaking, breathing, learning, and working.

5.      Termination.  The Employee's term of employment under this Agreement may be earlier terminated as follows:

a)      At the election of the  Company for Just Cause.  The Company may, immediately and unilaterally, terminate the Employee's employment hereunder "for just cause" at any time during the term of this Agreement upon ten (10) days' advance written notice to the Employee.  Termination of the Employee's employment by the  Company shall constitute a termination "for just cause" under this section if such termination is for one or more of the following causes:  (i) the substantial failure of Employee to render services to the Company in accordance with his assigned duties consistent with this Agreement, and such failure continues for a period of more than 15 days after written notice has been provided to the Employee by the CEO or the Board and itemizing the reasons for such failure of performance;  (ii) misconduct or gross negligence of the Employee in connection with the performance of his assigned duties or breach of the material terms of this Agreement or the other agreements executed in connection with this Agreement;  (iii) the conviction of the Employee of a felony, either in connection with the performance of his obligations to either of the Companies or which adversely affects the Employee's ability to perform such obligations, or which adversely affects the business activities, reputation, goodwill or image of either of the Companies; (iv) the commission by Employee of an act of fraud, embezzlement or deliberate disregard of the rules or policies of either of the Companies which results in loss, damage or injury to either of the Companies or adversely affects the business activities, reputation, goodwill or image of either of the Companies; dishonesty or breach of fiduciary duty; (v) the unauthorized disclosure by Employee of any trade secret or confidential information of either of the Companies or any of their clients or customers, which results in damage or injury to either of the Companies or adversely affects the business activities, reputation, goodwill or image of either of the Companies or their clients or customers; or (vi) the willful commission by Employee of an act which constitutes unfair competition with either of the Companies or that induces any employee or customer of either of the Companies to break a contract with either of the Companies.

b)      In the event of any such termination "for just cause" above, the Employee shall be entitled to

i)        accrued and unpaid salary and vacation through the termination date;

ii)       COBRA benefits for up to the applicable statutory period, provided Employee makes the appropriate voluntary contribution payments, and subject to applicable law and the requirements of the Company's health and insurance plans then in effect; and

iii)     no other severance or other compensation benefits, other than payments which are required by law to be provided to all discharged employees.

c)      Notwithstanding the terms of subsection 5 (b) (iii) above, if Employee is terminated pursuant to Section 5 (a) (i) or (ii) above, then the following provisions shall apply:

i)        If employment is terminated within the first six months of the Employment Commencement Date, then Employee shall be deemed terminated without cause for purposes of determining the post-termination compensation to which Employee shall be entitled; accordingly, Employee shall be compensated in accordance with section 5 (e) below.

ii)       If employment is terminated at least six months after the Employment Commencement Date but prior to the first anniversary of the Employment Commencement Date, then Employee shall be paid post-termination benefits as described in section 5 (b) above, as well as three percent (3%) of all gross revenues attributable to the sale of Intellinet and STATus products (including any products with different names but substantially the same or enhanced features and functions) during the balance of the term of this Agreement, if the performance of the Company is such that Employee would have been entitled (had Employee remained in the Company's employment) to at least 33.33% of the sum of (a) the Cash Earn Out Bonus that would have been paid to Employee on or about July 31, 2009 if employment had not been terminated (without considering, for purposes of this Section 5 (c), the 70% threshold described in Subsection 2 (f) (ii)); and (b) any cash bonus earned under section 2 (e) ("Product Development Bonus") during the period 2Q2008-1Q2009.

iii)     If employment is terminated on or after the first anniversary of the Employment Commencement Date but prior to the second anniversary of the Employment Commencement Date, Employee shall be deemed terminated without cause for purposes of determining the post-termination compensation to which Employee shall be entitled if the performance of the Company is such that Employee would have been entitled (had Employee remained in the Company's employment) to at least 66.66% of the sum of (a) the Cash Earn Out Bonus that was paid to Employee on or about July 31, 2009 (or would have been paid if employment had not been terminated) (without considering, for purposes of this Section 5 (c), the 70% threshold described in Subsection 2 (f) (ii)); and (b) any cash bonus earned under section 2 (e) ("Product Development Bonus") during the period 2Q2008-1Q2009; accordingly, Employee shall be compensated in accordance with section 5 (e) below.

iv)     If employment is terminated on or after the first anniversary of the Employment Commencement Date but prior to the second anniversary of the Employment Commencement Date, then Employee shall be paid post-termination benefits as described in section 5 (b) above, as well as three percent (3%) of all gross revenues attributable to the sale of Intellinet and STATus products (including any products with different names but substantially the same or enhanced features and functions) during the balance of the term of this Agreement, if the performance of the Company is such that Employee would have been entitled (had Employee remained in the Company's employment) to at least 33.33% of the sum of (a) the Cash Earn Out Bonus that would have been paid to Employee on or about July 30, 2010 if employment had not been terminated (without considering, for purposes of this Section 5 (c), the 80% threshold described in Subsection 2 (f) (ii)); and (b) any cash bonus earned under section 2 (e) ("Product Development Bonus") during the period 2Q2009-1Q2010.

v)      If employment is terminated on or after the second anniversary of the Employment Commencement Date but prior to the third anniversary of the Employment Commencement Date, Employee shall be deemed terminated without cause for purposes of determining the post-termination compensation to which Employee shall be entitled if the performance of the Company is such that Employee would have been entitled (had Employee remained in the Company's employment) to at least 66.66% of the sum of (a) the Cash Earn Out Bonus that was paid to Employee on or about July 29, 2010 (or would have been paid if employment had not been terminated) (without considering, for purposes of this Section 5 (c), the 80% threshold described in Subsection 2 (f) (ii)); and (b) any cash bonus earned under section 2 (e) ("Product Development Bonus") during the period 2Q2009-1Q2010; accordingly, Employee shall be compensated in accordance with section 5 (e) below.

vi)     If employment is terminated on or after the second anniversary of the Employment Commencement Date but prior to the third anniversary of the Employment Commencement Date, then Employee shall be paid post-termination benefits as described in section 5 (b) above, as well as three percent (3%) of all gross revenues attributable to the sale of Intellinet and STATus products (including any products with different names but substantially the same or enhanced features and functions) during the balance of the term of this Agreement, if the performance of the Company is such that Employee would have been entitled (had Employee remained in the Company's employment) to at least 33.33% of the sum of (a) the Cash Earn Out Bonus that would have been paid to Employee on or about July 29, 2011 if employment had not been terminated (without considering, for purposes of this Section 5 (c), the 90% threshold described in Subsection 2 (f) (ii)); and (b) any cash bonus earned under section 2 (e) ("Product Development Bonus") during the period 2Q2010-1Q2011.

vii)   If the Company owes Employee three percent (3%) of the gross revenue attributable to the sale of Intellinet and STATus products pursuant to subsections (ii) or (iv) or (vi) above, then such payments shall be made to Employee within 105 days of the conclusion of the calendar quarter in which such sales were made.

viii)  The parties acknowledge that Employee's employment may, in the circumstances described in Section 5 (a) (i) or (ii) above, be terminated by the Company, and that, following such termination, facts concerning the performance of the Company may indicate that Employee is entitled to the benefits described in this Section 5(c) in addition to those described in Section 5(b); however, such performance of the Company shall not be deemed to change the Company's position concerning such termination or result in an actual or constructive reinstatement of employment status, but shall only affect the post-termination benefits to which Employee shall be entitled.

d)      Voluntary Termination.  The Employee may voluntarily terminate his employment at any time during the term of this Agreement by providing the CEO or the Board with thirty (30) days prior written notice of termination.  In the event of any such voluntary termination by the Employee, the Employee shall be entitled to (i) accrued and unpaid salary and vacation through the termination date, (ii) COBRA benefits for the applicable statutory period, provided Employee makes the appropriate voluntary contribution payments, and subject to applicable law and the requirements of the Company's health and insurance plans then in effect, and (iii) no other severance or other compensation benefits.

e)      At the Election of the Company for Reasons Other Than Just Cause.

i)        The Company may, immediately and unilaterally, terminate the Employee's employment hereunder at any time during the term of this Agreement "without cause" by giving ten (10) days' prior written notice to the Employee of the Company's election to terminate.  During such period, the Employee will be available on a full-time basis for the benefit of the Company to assist the Company in matters relating to a transition.  In the event the Company exercises its right to terminate the Employee under this Section, the Employee shall be entitled to severance or termination payments of twelve months' salary at the then-current base rate (including health and dental insurance benefits or, at the option of Employee, the value of such benefits), any bonus that would have been paid to Employee during the twelve months following the Expiration Date (or earned by Employee during the twelve months following the Expiration Date and paid later), and vacation pay, payable during the course of the twelve months following the Expiration Date in the same manner as such salary and other benefits were payable during the term of the Employee's employment.  To the extent that the amount of a bonus payable pursuant to the terms of the foregoing sentence cannot be determined during the twelve months following the Expiration Date, such bonus shall be paid on the date it would have been paid had Employee's employment not been terminated.  Such severance payments shall be payable monthly for such twelve months following the Employee's termination and shall be subject to all applicable taxes.

ii)       In the event of a termination under this Section 5(e), the Company may retain the Employee as a consultant on terms mutually agreed between the Company and the Employee.

iii)     If the payments required by this section are not paid when due or within 30 days thereafter, then the noncompetition and non-solicitation provisions of sections 1 and 2 of the Noncompetition, Confidentiality and Inventions Agreement shall terminate, and the unvested component of any Non-Performance Options awarded to, granted to, or held by the Employee that would, in the absence of such termination of employment, have vested  during the term of the Agreement shall automatically accelerate and vest.

iv)     In the event of a termination under this Section 5(e), Employee shall be paid a termination fee equal to 3% of all gross revenues attributable to sales of Intellinet and STATus products (including any products with different names but substantially the same or enhanced features and functions) during the period starting 60 days prior to the Expiration Date and ending three years following termination.  If the Company owes Employee such three percent (3%) of the gross revenue attributable to the sale of Intellinet and STATus products pursuant to this subsection, then such payments shall be made to Employee within 105 days of the conclusion of the calendar quarter in which such sales were made.

v)      The termination of Employee's employment shall be deemed to be a constructive termination "without cause" if:  (i) the Employee's annual salary or bonus arrangement is reduced in any material way without his written consent; (ii) a periodic payment of Employee's initial base salary is more than thirty (30) days past due and the Board, after receiving written notice of this deficiency does not cure within thirty (30) business days; or (iii) the Employee is relocated, without his consent, within the initial three year term of this Agreement to a facility which is more than thirty (25) miles from the Company's present office in Dana Point, California.

vi)     Notwithstanding any provision to the contrary herein, Employee's cessation of employment with the Company shall not be deemed a termination under this Section 5 provided that (i) Employee continues in his employment as an officer of the Parent Company or any subsidiary thereof, and (ii) Employee's period of employment and total compensation, bonuses, stock, stock incentives, and benefits are not reduced.  It is contemplated by the parties that Employee will be relieved of his position as Acting Treasurer as soon as is reasonably possible and that Employee will not suffer any resulting reduction in compensation, bonuses, stock, stock incentives, or other benefits when such event occurs.  However, if the Company later lacks a Treasurer or Acting Treasurer, Employee shall, at the request of the Board, assume the position and duties of Treasurer for such period as the Board may determine, and Employee shall not, by virtue of such assumption of such position and duties, be entitled to any additional compensation, benefit or emolument.

6.      Noncompetition, Confidentiality and Inventions Agreement.  In connection with his employment by the Company pursuant to the terms of this Agreement, the Employee shall execute the Noncompetition, Confidentiality and Inventions Agreement attached hereto as Exhibit A, the terms and conditions of which are incorporated herein by reference.  This Agreement is an essential part of the subject matter of this Agreement and is incorporated by reference.

7.      Governing Law; Injunctive Relief.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia and shall be deemed to be performable in the State of Georgia.  The Employee acknowledges that the breach or threatened breach of any of the provisions of this Agreement would give rise to irreparable injury to the Company which injury would be inadequately compensable in money damages.  Accordingly, the Company may seek and obtain a restraining order and/or injunction prohibiting the breach or threatened breach of any provision, requirement or covenant of this Agreement or the Noncompetition Agreement executed in connection herewith, in addition to and not in limitation of any other legal remedies which may be available.  The Employee further acknowledges and agrees that the agreements set out above are necessary for the protection of the Company's legitimate goodwill and business interests and are reasonable in scope, duration and content.

8.      Severability.  In case any one or more of the provisions contained in this Agreement or the Noncompetition Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or the Noncompetition Agreement, but this Agreement or the Noncompetition Agreement, as the case may be, shall be construed, revised, modified and reformed to the maximum extent possible to effect the purposes set forth herein and in the Noncompetition Agreement.

9.      Waivers and Modifications.  This Agreement may be modified, and the rights and remedies of any provision hereof may be waived, only in accordance with this Section.  No modification or waiver by the Company shall be effective without the consent of the Employee and at least a majority of the Board (excluding the Employee, if the Employee is a director) then in office at the time of such modification or waiver.  No waiver by either party of any breach by the other party of any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement.  This Agreement and the Noncompetition Agreement set forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

10.  Assignment.  The Employee acknowledges that the services to be rendered by him are unique and personal in nature.  Accordingly, the Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement.  The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company, including any successor to the Company's capital stock or assets by reason of any sale of stock or assets, merger, sale or other form of business combination where either of the Companies is not the surviving entity.

11.  Acknowledgments.  The Employee hereby acknowledges and recognizes that the enforcement of any of the provisions of the Noncompetition Agreement may interfere with the Employee's ability to pursue a livelihood in the software industry.  Notwithstanding the foregoing, the Employee represents that he is knowledgeable about the business of the Company and further represents that he is capable of pursuing, and willing to pursue, a career in other industries to earn a proper livelihood.

12.  Arbitration.  Any controversy, dispute, claim or breach arising out of or relating to this Agreement shall be submitted for settlement to an arbitrator agreed upon by the parties.  The decision of such arbitrator shall be final and binding on the parties.  If the parties cannot agree upon an arbitrator, the controversy, claim or breach shall be referred to the American Arbitration Association with a request that the Association appoint an arbitrator.  Such arbitration shall be held in Orange County, California, in accordance with the rules and practices of the American Arbitration Association pertaining to single-party arbitration then in effect, and the judgment upon the award rendered shall be entered by consent in any court having jurisdiction.  The prevailing party shall be entitled to recover all costs and expenses associated with any arbitration (including attorneys' fees); and if no party prevails, each party shall be responsible for his or its own expenses.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective as of the Employment Commencement Date.

Cybermedx Medical Systems, Inc. (Employer) and

WifiMed Holdings Company, Inc.

By:       /s/ Gregory D. Vacca________

Gregory D. Vacca

Title:    Chief Executive Officer (of both entities)

Date: February 29, 2008

EMPLOYEE:

/s/ Ronald R. Barnett_________

Ronald R. Barnett

Date: February 29, 2008

Exhibit A

NONCOMPETITION, NONDISCLOSURE AND INVENTIONS AGREEMENT

The undersigned, Ronald R. Barnett (the "Employee"), enters into this Noncompetition, Nondisclosure and Inventions Agreement ("Covenant") with WiFiMed Holdings Company, Inc. (the "Parent Company") and Cybermedx Medical Systems, Inc. (the "Company") (hereinafter collectively referred to as the "Companies"). Employee enters into this Covenant as a condition of his employment under the Employment Agreement executed by the Company and in consideration for his employment by and compensation from the Parent Company and/or the Company and hereby agrees with the Companies as follows:

  Noncompetition Covenant. During the period of employment and for a period of one (1) year after termination of such employment (for any reason whatsoever), the Employee agrees that he will not, whether alone or as a partner, officer, director, consultant, agent, employee or stockholder of any company or other commercial enterprise, engage in any business or other commercial activity that is competitive with the Business of the Company at the time of termination of such employment. For purposes of this Covenant, the "Business of the Companies" means technology products and consultative services rendered to healthcare practices and hospitals. The restrictions set forth in this Section shall not restrict the Employee from working for a line of business, division or unit of a larger entity that competes with the Business of the Companies; provided that the activities of the Employee for such line of business, division or unit do not involve work by the Employee on matters competitive with the Business of the Companies. The foregoing restriction shall not apply to ownership by the Employee of less than 2% of the equity securities of any publicly-traded company.

  Nonsolicitation. During the period of employment by the Company and for a period of one (1) year after termination of such employment (for any reason), the Employee will not directly or indirectly either for himself or for any other commercial enterprise, solicit, divert or take away or attempt to solicit, divert or take away, any of the Companies' business, customers, or prospective customers in existence at the time of termination of such employment for the benefit on any enterprise which may be competitive to the Business of the Companies. For purposes of this Covenant, "prospective customers" shall include those customers being solicited by either of the Companies at the time of the Employee's termination. During such employment with the Company and for a period of one (1) year thereafter, the Employee will not solicit or discuss with any employee of the Companies the employment of such employee by any commercial enterprise, whether or not competitive to the Business of the Companies, other than for the benefit of the Companies, nor recruit, or attempt to recruit, any such employee other than on behalf of the Companies.

  Nondisclosure Obligation. The Employee will not at any time, whether during or after the termination of employment, for any reason whatsoever (other than to promote and advance the Business of the Companies), reveal to any person or entity (both commercial and non-commercial) any of the trade secrets or confidential business information concerning the Companies or the trade secrets or confidential business information of third parties subject to a duty of confidentiality on the part of the Companies, including without limitation: research and development activities; product designs, prototypes and technical specifications; show-how and know-how; marketing plans and strategies; pricing and costing policies; customer and supplier lists and accounts; or nonpublic financial information so far as they have come or may come to the Employee's knowledge, except as may be required in the ordinary course of performing his duties as an employee of the Company. This restriction shall not apply to: (i) information that may be disclosed generally or is in the public domain through no fault of the Employee; (ii) information received from a third party outside the Companies that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Companies; or (iv) information that may be required by law or an order of any court, agency or proceeding to be disclosed. The Employee shall keep secret all matters of such nature entrusted to him and shall not use or disclose any such information for the benefit of any third party in any manner which may injure or cause loss to the Companies, whether directly or indirectly.

  Assignment of Inventions. The Employee expressly understands and agrees that any and all right or interest he obtains in any designs, research, copyrights, trade secrets, technical specifications, software programs, software and systems documentation, designs, flowcharts, logic diagrams, software methodologies and algorithms, technical data, know-how and show-how, internal reports and memoranda, customer and vendor lists, marketing plans, pricing policies, inventions, concepts, ideas, expressions, discoveries, improvements and patent or patent rights which are authored, conceived, devised, developed, reduced to practice, or otherwise obtained by him during the term of this Covenant which relate to or arise out of his employment with the Company are expressly regarded as "works for hire" (the "Work Product"). The Employee hereby assigns to the Company the sole and exclusive right to such Work Product. The Employee agrees that he will promptly disclose to the Company any and all such Work Product, and that, upon request of the Company, the Employee will execute and deliver any and all documents or instruments and take any other action which the Company shall deem necessary to assign to and vest completely in the Company, to perfect trademark, copyright and patent protection with respect to, or to otherwise protect the Company's trade secrets and proprietary interest in such Work Product. The obligations of this Section shall continue beyond the termination of the Employee's employment with respect to such Work Product conceived of, reduced to practice, or developed by the Employee during the term of this Covenant. The Company agrees to pay any and all copyright, trademark and patent fees and expenses or other costs incurred by the Employee for any assistance rendered to the Company pursuant to this Section.

  In the event the Company is unable, after reasonable effort, to secure Employee's signature on any letters patents, copyright or other analogous protection relating to the Work Product, whether because of Employee's physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officer and agent as Employee's agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and irrevocable and shall survive Employee's death or incapacity), to act for and in Employee's behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letter patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by Employee.

  Remedies Upon Breach. The Employee agrees that any breach of this Covenant by the Employee could cause irreparable damage to the Companies. The Companies shall have, in addition to any and all remedies of law, the right to an injunction or other equitable relief to prevent any violation of the Employee's obligations hereunder.

  Absence of Conflicting Agreements. The Employee understands the Company does not desire to acquire from him any trade secrets, know-how or confidential business information that he may have acquired from others. The Employee represents that he is not bound by any agreement, commitment, arrangement or court order, or any other existing or previous business relationship which violates, conflicts with or prevents the full performance of the Employee's duties and obligations to the Company during the course of employment and his obligations under Section 4 hereof. The Employee represents that he has no present obligations to assign to any former employer, or to any other person or entity not affiliated with the Company, any Work Product or other intellectual property covered by Section 4 hereof.

  Miscellaneous. Any waiver by the Company of a breach of any provision of this Covenant shall not operate or be construed as a waiver of any sequent breach hereof. If one or more of the provisions contained in this Covenant shall for any reason be held to be excessively broad as to scope, activity or subject matter so as to be unenforceable at law, such provision(s) shall be construed and reformed by the appropriate judicial body by limiting and reducing it (or them), so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. The obligations of the Employee under this Covenant shall survive the termination of the Employee's relationship with the Company regardless of the manner of such termination. All covenants and agreements hereunder shall inure to the benefit of and be enforceable by the successors of the Companies. This Covenant shall be governed by, and construed in accordance with, the internal laws of the State of Georgia excepting its conflicts of laws principles. The Employee understands that this Covenant does not create an obligation on the part of the Company to continue the Employee's employment with the Company.

IN WITNESS WHEREOF, the undersigned Employee and the Companies have executed this Covenant effective March 1, 2008.

Cybermedx Medical Systems, Inc. (Employer) and
WifiMed Holdings Company, Inc.

By: /s/ Gregory D. Vacca________

Gregory D. Vacca

Title: Chief Executive Officer (of both entities)
Date: February 29, 2008

EMPLOYEE:

/s/ Ronald R. Barnett_________

Ronald R. Barnett
Date: February 29, 2008